Exhibit 99.7

Host America’s Energy Division Signs Bloomer Trailers

Roll-out Approval of Multi-Chain Retailer Seen as First Step in the Installation Process

Hamden, CT, December 22, 2004 - Host America Corporation (NASDAQ-CAFÉ) announced today the receipt of a  purchase order to install its LightMasterPlus Controller into Bloomer Trailers, in Salado, TX. This environmentally friendly lighting system has been re-engineered for their 60,000 square foot manufacturing facility. This purchase order is valued at approximately $40,000.  Work is expected to begin in January, 2005 and should take about five days to complete.

“The installation of our LightMasterPlus and the lighting retro-fit is expected to save as much as 47% on this customer’s lighting expense, providing an excellent return on investment.   We believe that by providing energy savings to our customers, it will lead to many multi-store rollouts within the near future,” said Geoffrey Ramsey, CEO.

In related news, RS Services has secured a multi-chain retail store (100 store +) roll-out for Wal-Mart in a shadow-metering energy management program.  This metering installation is a preparation step for additional energy saving products. Most of this work will be done in January & February, 2005 for Wal-Mart stores in Texas.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 428 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America